Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

November 1, 2010

To the Board of Directors of
Harmonic Energy, Inc.
Calgary, Alberta, Canada

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Harmonic Energy, Inc. (formerly Aviation Surveillance Systems, Inc.) of our report dated October 25, 2010, relating to the financial statements of Harmonic Energy, Inc., a Nevada Corporation, as of and for the years ending July 31, 2010 and 2009 and for the period from May 1, 2007 (inception) to July 31, 2010.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC